Exhibit 10.5

THIS INSTRUMENT AND THE RIGHTS AND OBLIGATIONS EVIDENCED HEREBY ARE SUBORDINATED TO THE PRIOR PAYMENT OF ANY SENIOR INDEBTEDNESS FOR MONEY BORROWED OF THE PARTNERSHIP (AS DEFINED HEREIN) AND OF LANDMARK APARTMENT TRUST OF AMERICA, INC.

LANDMARK APARTMENT TRUST OF AMERICA HOLDINGS, L.P.

Subordinated Promissory Note

$10,000,000	March 14, 2013
Original Principal Amount	Original Holder: Elco Landmark
Residential Holdings II LLC

FOR VALUE RECEIVED, the undersigned, Landmark Apartment Trust of America Holdings, L.P. (the “Partnership”), hereby promises to pay to Elco Landmark Residential Holdings II LLC (“Payee,” and, together with any permitted transferee then the duly endorsed and recorded holder hereof, the “Noteholder”), the principal amount of $10,000,000 plus interest at the rate provided for in this Subordinated Promissory Note (“Note”) from the date hereof on such principal amount or such lesser amount as is then currently outstanding, in such currency of the United States of America as at the time shall be legal tender for the payment of public and private debts, with principal and interest payable on the dates and the manner as herein provided.

1.	NOTE

This Note is issued pursuant to and in accordance with the Asset Purchase and Contribution Agreement, dated as of March     , 2013 (the “Purchase Agreement”) by and among the Partnership, Elco Landmark Residential Management LLC, Elco Landmark Residential Holdings LLC and Payee. This Note, together with all other subordinated notes which may be issued hereunder as a result of any transfer or assignment permitted hereunder (and any notes issued in exchange thereof), are collectively referred to herein as the “Notes.” Capitalized terms used in this Note have the meanings ascribed thereto herein or as ascribed thereto in the Purchase Agreement.

2.	INTEREST PROVISIONS

From and after the date hereof, interest shall accrue on the unpaid principal balance hereof until all unpaid principal and accrued interest are paid in full. All accrued and unpaid interest shall be due and payable on the Maturity Date (as defined below). The Partnership shall commence making monthly payments of interest, in arrears, prior to the Maturity Date on the fifteenth day of the month commencing on the first month in which the Partnership may make such payments without violating the obligations of Landmark Apartment Trust of America, Inc. (“LATA”) to the holders of its 9.75% Series A Cumulative Non-Convertible Preferred Stock or the holders of its 9.75% Series B Cumulative Non-Convertible Preferred Stock, and on the fifteenth day of each successive month thereafter (each, an “Interest Payment Date”). Notwithstanding anything to the contrary, however, the Partnership shall have the right and option, exercisable in its sole discretion, and without the requirement to provide notice to Noteholder, to defer the payment of any or all accrued and unpaid interest until the Maturity Date and to pay such deferred accrued and unpaid interest in arrears on or before the Maturity Date. Interest shall accrue on the outstanding principal sum of this Note at a per annum rate equal to 3.00% (the “Interest Rate”). Interest shall accrue on the basis of a 360-day year of twelve (12) thirty (30) day months.

In no event shall the amount of interest due or payable under this Note exceed the maximum rate of interest allowed by applicable law and, in the event any such payment is inadvertently paid by the Partnership or inadvertently received by Noteholder, then such excess sum shall be credited as payment of principal, unless the Partnership shall notify the Noteholder in writing that the Partnership elects to have such excess sum returned to it forthwith. It is the express intent of the parties hereto that the Partnership will not pay nor will Noteholder receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by the Partnership under applicable law. Unless otherwise stated herein, all payments made by the Partnership hereunder will be applied: (i) first, to the payment in full of accrued and unpaid interest and (ii) second, to the reduction of outstanding principal.

3.	PAYMENT PROVISIONS

3.1 Payment of Note. Subject to Section 3.2, Section 3.3, and Section 3.6 hereof, on the Maturity Date, the Partnership will pay the principal amount of this Note then owing, together with all accrued and unpaid interest thereon, less an amount equal to the amount of any claims reasonably made (even if such claims have not been finally resolved), in accordance with Section 3.02 or Article IX of the Purchase Agreement, which shall not accelerate and shall remain subject to the terms of this Note. From and after the Maturity Date, interest shall continue to accrue on the unpaid principal balance, if any, hereof until all unpaid principal and accrued interest are paid in full. “Maturity Date” shall mean the earlier to occur of (i) five years from the date hereof or (ii) the date of LATA’s first firm commitment underwritten public offering after the date hereof in conjunction with which the common stock of LATA is listed for trading on the New York Stock Exchange or The Nasdaq Stock Market (“IPO”), each of (i) and (ii) being subject, however, to the provisions of Section 3.2 hereof, and in the case of (ii) only, subject to the provisions of Section 3.3 hereof.

3.2 Payment Adjustments.

(a) To the extent a Management Agreement is terminated because Seller or Payee, as applicable, does not receive any required Lender Consent or JV Consent by the first anniversary of the Closing Date, the Partnership may elect to assign such Management Agreement back to a Person designated by Seller or Payee, as applicable, in which event the Business Value will be reduced by reducing the ELRM Business Value, if the Management Agreement was a Contributed Property Management Agreement or by reducing the Payee Contribution Portion, if the Management Agreement was conveyed by Payee, in each case by the then applicable Management Agreement Value of such Management Agreement, and Restricted Units delivered to Seller or Payee at Closing having such value will be cancelled by the Partnership. If there are no Restricted Units that were delivered at Closing to Seller or Payee still outstanding, then the reduction in Business Value shall be to the Payee Sale Portion and the Management Agreement Value shall be reduced from the then principal balance of this Note.

(b) To the extent a Management Agreement related to a Non-Contributed Property is terminated because the Non-Contributed Property is sold to a party other than the Partnership or its Affiliates during the period commencing on the Closing Date through the date that is the fifth anniversary of the Closing Date, ELRH or Payee, whichever has an ownership interest in such Non-Contributed Property, shall notify the Partnership in writing and the Business Value will be reduced by (1) reducing the ELRH II Contribution Portion by the then applicable Management Agreement Value of the Management Agreement applicable to such Non-Contributed Property, and Restricted Units delivered to Payee at Closing having such value will be cancelled by the Partnership; (2) if there are no Restricted Units that were delivered at Closing to Payee still outstanding, then the reduction in Business Value shall be to the ELRH II Sale Portion and the Management Agreement Value shall be reduced from the then principal balance of this Note issued in payment of the ELRH II Sale Portion; and (3) if the Restricted Units issued to Payee at Closing are no longer outstanding and this Note has been paid in full, by reducing the ELRM Business Value by the then applicable Management Agreement Value of the Management Agreement applicable to such Non-Contributed Property, and Restricted Units that were delivered to ELRM at Closing having such value will be cancelled by Buyer.

3.3 Offset. The Partnership has the right to, at any time and from time to time on or prior to the payment in full of this Note, offset against up to all of indebtedness due hereunder any amounts for which Noteholder has agreed to indemnify the Partnership pursuant, and subject to, Article IX of the Purchase Agreement. Any such offset will be applied on a dollar for dollar basis as specified by the Purchase Agreement (including application to the payment of accrued and unpaid interest, the payment of interest that will accrue in the future and/or the reduction of outstanding principal, or any combination of the foregoing). The Partnership shall not exercise any right of offset against the indebtedness due hereunder unless and until the Partnership has provided to Payee a Notice of a Claim.

If this Note is transferred in accordance with the terms hereof, it will continue to be subject to all of the provisions of this Note, including but not limited to (a) the setoff provisions of this Section 3.3 (whether or not the transferee is an Indemnifying Party under the Purchase Agreement) against all or any part of any amounts due and owing under the Purchase Agreement by the Payee, in each case in respect of indemnifiable and other claims subject to such offset as finally determined pursuant to and in accordance with the terms and conditions of Article IX of the Purchase Agreement, and (b) the provisions of Section 3.2 hereof.

3.4 Method of Payment. All payments of principal and interest under this Note shall be payable by wire transfer of immediately available funds to an account designated with reasonable advance notice by such Noteholder or by check if requested by the Noteholder.

3.5 Payment Date Not a Business Day. In the event the date for the payment of any amount payable under this Note falls due on any day that is not a Business Day (as defined below), the time for payment of such amount shall be extended to the next succeeding Business Day and interest shall continue to accrue on any principal amount so affected until the payment thereof on such extended due date.

3.6 Subordination. Notwithstanding any provision of this Note to the contrary, the Noteholder hereby agrees that this Note shall be subordinate in right of payment and any other rights to any senior indebtedness for money borrowed of the Partnership or LATA now or hereafter outstanding and owing to any bank or similar entity-level debt.

Without limiting this Section 3.6, the Noteholder shall neither demand nor receive from the Partnership (and the Partnership will not pay to the Noteholder) all or any part of the indebtedness evidenced hereby, by way of payment, prepayment, setoff, lawsuit or otherwise, nor will the Noteholder accelerate the indebtedness evidenced hereby, or commence, or cause to commence, prosecute or participate in any administrative, legal or equitable action against the Partnership in connection with such indebtedness, until such time as any bank or similar entity-level debt, in its sole and absolute discretion, consents in writing to Noteholder’s exercise of any such remedy or action.

3.7 Withholding. The Noteholder shall deliver to the Partnership, on or prior to the date on which such Noteholder becomes a Noteholder hereunder, on or before the date that any such form expires or becomes obsolete, after the occurrence of any event requiring a change in the most recent form previously delivered (including any transfer of this Note or any portion thereof pursuant to Section 5), and from time to time thereafter if requested by the Partnership, two properly completed original copies of Internal Revenue Services (“IRS”) Form W-9 or the applicable Form W-8 (or any successor form), as applicable, to confirm or establish that the Noteholder is not subject to any deduction, withholding, or backup withholding of United Sates federal income tax with respect to any payments to the Noteholder. Notwithstanding anything in this Note to the contrary, the Partnership shall be entitled to deduct and withhold from the payments otherwise payable to the Noteholder under this Note, such amounts as are required to be deducted and withheld with respect to the making of such payment under U.S. federal income tax laws or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Partnership, such withheld amounts shall be treated for all purposes of this Note as having been paid to the Noteholder in respect of which such deduction and withholding was made.

4.	DEFAULTS; REMEDIES

4.1 An “Event of Default” will exist if any of the following conditions or events occurs and is continuing:

4.1.1 The Partnership (i) defaults in the payment, when due, of any principal amount and such default is not remedied within five Business Days after the same becomes due and payable, subject to the rights of the Partnership under Section 3.1 hereof, or (ii) defaults in the payment of any portion of the interest obligations under Section 2 hereof that is required to be paid in cash when due and such default is not remedied within 5 Business Days after the same becomes due and payable, subject to the right by the Partnership to defer payment of interest under Section 2 hereof; or

4.1.2 The Partnership (i) files, or consents by answer or otherwise to the filing against it of, a petition for relief or Reorganization (as defined below), (ii) makes an assignment for the benefit of its creditors, (iii) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (iv) is adjudicated as insolvent or to be liquidated or (v) takes corporate action for the purpose of approving a Reorganization with respect to the Partnership or any of the foregoing; or

4.1.3 A governmental authority enters an order appointing, without consent by the Partnership, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for Reorganization, or any such petition is filed against the Partnership and such petition is not dismissed within 60 days.

For purposes of this Note, (i) “Reorganization” means (i) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to the Partnership or its assets, (ii) any liquidation, dissolution or other winding up of the Partnership, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy; and (ii) “Business Day” means any day other than a Saturday, a Sunday or a day in which commercial banks in New York are required or authorized to be closed.

4.2 Default Rate; Acceleration. Upon the occurrence of an Event of Default, interest shall commence to accrue on the unpaid principal balance at the annual rate (“Default Rate”) of twelve percent (12%). Notwithstanding anything to the contrary set forth in this Section 4, all rights and remedies of the Noteholder hereunder are subject in their entirety to Section 3.6 hereof. Upon the occurrence of an IPO (and subject to the limitations in Section 3.1 and Section 3.3 hereof) or upon the occurrence and during the continuation of any Event of Default specified in Section 4.1.2 or Section 4.1.3 hereof, this Note will automatically become due and payable. Upon the occurrence and during the continuance of any Event of Default of the type specified in Section 4.1.1 hereof, the Noteholder may declare this Note immediately due and payable if such Event of Default is not cured within the applicable time period set forth in Section 4.1.1. Interest on the outstanding principal amount will accrue at the Default Rate during any period in which an Event of Default exists.

5.	TRANSFER AND REPLACEMENTS OF NOTES

5.1 Transfer. This Note may be transferred, pledged, distributed, hypothecated or assigned by the Noteholder only with the prior written consent of the Partnership, and thereafter upon its surrender to the Partnership for registration of transfer, duly endorsed, accompanied by a duly executed written instrument of transfer in a form reasonably satisfactory to the Partnership. Thereupon, this Note shall be reissued to, and registered in the name of, the transferee, or a new Note for like principal amount and interest shall be issued to, and registered in the name of, the transferee. Interest and principal shall be paid solely to the registered holder of this Note. Such payment shall constitute full discharge of the Partnership’s obligation to pay such interest and principal. Notwithstanding the foregoing, however, the Noteholder may transfer this Note, without consent of the Partnership, to any direct or indirect owners of Seller, ELRH or Payee, provided that such transferees shall remain bound by the provisions of this Note and the Purchase Agreement, including any offset provisions.

5.2 Replacement of Notes. Upon receipt by the Partnership of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of this Note, and in the case of loss, theft or destruction, a lost note affidavit, or in the case of mutilation, upon surrender and cancellation thereof, the Partnership shall, at its own expense, execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest has been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest has been paid thereon.

6.	MISCELLANEOUS

6.1 No forbearance. No forbearance, indulgence, delay or failure to exercise any right or remedy with respect to this Note shall operate as a waiver, or as acquiescence in any default, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy.

6.2 Waiver; Amendment. Any term, covenant, agreement or condition of this Note may be amended or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), by the written consent or waiver signed by the party against whom the waiver or amendment is to be enforced.

6.3 Headings. The headings of the various paragraphs of this Note are for convenience of reference only and shall in no way modify any of the terms or provisions of this Note.

6.4 Notices. All notices and other communications from the Partnership to the Noteholder, or vice versa, shall be deemed delivered and effective pursuant to the Purchase Agreement.

6.5 Governing Law. This Note and the obligations of the Partnership and the rights of the Noteholder shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without giving effect to its principles regarding conflicts of law.

6.6 Binding Agreement, Assignment. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. Nothing in this Note, express or implied, is intended to confer upon any third party any rights, remedies, obligations or liabilities under or by reason of this Note, except as expressly provide in this Note. This Note may not be assigned by any party hereto without the prior written consent of the other party hereto, except as provided in Section 5.1 above.

6.7 Waivers. No delay or failure on the part of the Noteholder or Partnership in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by the Noteholder or Partnership of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy. The Partnership hereby waives presentment and demand for payment, notice of dishonor, protest and notice of protest of this Note. PARTNERSHIP AND NOTEHOLDER EACH HEREBY IRREVOCABLY WAIVE ALL RIGHTS TO A TRIAL BY JURY IN ANY COURT AND IN ANY SUIT, ACTION OR PROCEEDING OR IN ANY MATTER ARISING IN CONNECTION WITH OR IN ANY WAY RELATED TO THIS NOTE.

6.8 Severability. It is the desire and intent of the parties that the provisions of this Note be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Note would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Note or affecting the validity or enforceability of such provision in any jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Note or affecting the validity or enforceability of such provision in any other jurisdiction.

6.9 Counterparts. This Note may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signatures follow on next page.]

IN WITNESS WHEREOF, the undersigned have executed this Note as of the date first written above.

PARTNERSHIP:

Landmark Apartment Trust of America Holdings, L.P.

By: Landmark Apartment Trust of America, Inc., its General Partner

By:	/s/ Stanley J. Olander
Name:	Stanley J. Olander
Title:	Chief Executive Officer

Address: c/o Landmark Apartment Trust of America 4901 Dickens Road, Suite 101 Richmond, Virginia 22320 Attention: Jay Olander

NOTEHOLDER:

ELCO Landmark Residential Holdings II LLC

By:	/s/ Joseph G. Lubeck
Name:	Joseph G. Lubeck
Title:	President

Address: c/o Landmark Residential 825 Parkway Street, Suite 4 Jupiter, Florida 33477 Attention: Joseph G. Lubeck

SIGNATURE PAGE TO SUBORDINATED PROMISSORY NOTE